Exhibit 18.1

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                      DELOITTE & TOUCHE LLP           Telephone:  (212) 436-2000
                      Two World Financial Center      Facsimile:  (212) 436-5000
                      New York, New York  10281-1414




November 3, 1999

Securities and Exchange Commission
Mail Stop 9-5
450 Fifth Street, N.W.
Washington, D.C.  20549

                  Dear Sirs/Madams:

                  We have read Item 4 of the Form 8-K/A of Allion Health Care. Inc. dated November 2, 1999 and have the following comments:

o With respect to the first sentence of the first paragraph, we have no basis on which to agree or disagree with the Company's comments. On February 2, 1999, we confirmed with the Company and the Securities and Exchange Commission that the client-auditor relationship with Allion Health Care, Inc. had ceased.

o With respect to the second paragraph (i) we have no basis to agree or disagree with the Company's comments regarding the contents of the Company's April 14, 1998 press release, and (ii) in or about March 1998, in the conduct of our audit of the Company's December 31, 1997 financial statements, we advised Company management and the Audit Committee that because of errors in the Company's accounting records identified in performing our audit procedures, we would have to extend the audit procedures applied to accounts receivable balances and revenues recognized. The Company did not disagree; however, management was unable to provide us with account analyses and other supporting documentation required to complete our audit procedures. Because the Company was unable to provide us with account analyses and other supporting documentation required, we were unable to complete the 1997 audit and did not issue any form of report thereon. Further, we were not engaged to and did not perform an audit of the Company's December 31, 1998 financial statements.

o With respect to the third paragraph, we have no basis to agree or disagree with the Company's comments.

Yours truly,

/s/  Deloitte & Touche LLP